Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-103191, Form S-8 333-103262, Form S-8 333-44735, Form S-8 No. 333-53417, Form S-8 333-37142, Form S-8 No. 333-110666, Form S-8 No. 333-74344, Form S-8 No. 333-74340, Form S-3 No. 333-74564, Form S-4 No. 333-50018, Form S-4 No. 333-135016, Form S-8 No. 333-142528 and Form S-8 No. 333-142622) of Hilb Rogal & Hobbs Company and in the related Prospectuses of our reports dated February 28, 2008, with respect to the consolidated financial statements and schedule of Hilb Rogal & Hobbs Company and the effectiveness of internal control over financial reporting of Hilb Rogal & Hobbs Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/    Ernst & Young LLP

Richmond, Virginia

February 28, 2008